Exhibit 5
[Letterhead of Dilworth Paxson LLP]

February 13, 2006

The Board of Directors
Vaso Active Pharmaceuticals, Inc.
99 Rosewood Drive, Suite 260
Danvers, Massachusetts 01923

Re: Shares of Common Stock to be Registered for Resale on Form SB-2

Dear Sirs:

We have acted as counsel for Vaso Active Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form SB-2 under the Securities Acto of 1933, as amended (the “Act”) (Reg. No. 333-130365), and Amendment No. 1 thereto, which the Company is filing with the Securities and Exchange Commission on or about the date hereof, relating to a total of 4,970,130 shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Stock”), comprised of the following:

(i)
up to a total of 3,571,429 shares of the Class A Stock (the “Note Shares”) issuable upon conversion of up to a total principal amount of $2,500,000 Senior Secured Convertible Notes Due May 1, 2007 (the "Notes") that the Company issued in a private placement on August 16, 2005;

(ii)	up to a total of 1,298,701 shares of the Class A Stock (the “August Warrant Shares”) issuable upon exercise of warrants (the “August Warrants”) issued in a private placement on August 16, 2005; and

(iii)	up to 100,000 shares of Class A Stock (the “October Warrant Shares”) issuable upon exercise of warrants (the “October Warrants”) issued in a private placement as of October 12, 2005.

Said Registration Statement, as amended by Amendment No. 1 thereto, and including all exhibits thereto, is referred to below as the "Registration Statement." The Note Shares, the August Warrant Shares, and the October Warrant Shares are referred to below collectively as the “Shares.”

The Notes and the August Warrants were issued pursuant to a certain Securities Purchase Agreement dated as of August 16, 2005 (the “Purchase Agreement”), by and among the Company and the four purchasers identified on the signature pages thereto, which purchasers are referred to in the Registration Statement as “selling stockholders.”

In this connection, we have examined:

(i)	the Company's Amended and Restated Certificate of Incorporation, as amended, as certified by the Secretary of State of the State of Delaware on February 9, 2006;

(ii)	the Company's Amended and Restated By-laws, as amended;

(iii)
the resolutions of the Company's Board of Directors approving the Purchase Agreement and the transactions contemplated thereby, including the issuance of (A) the Notes, the August Warrants and the Shares issuable upon conversion of the Notes and or exercise of the August Warrants; and (B) the October Warrants and the Shares issuable upon exercise of the October Warrants; and approving the preparation and filing of the Registration Statement;

(iv)	the Purchase Agreement;

(v)	the Notes;

(vi)	the August Warrants;

(vii)	the form of the October Warrants;

(viii)	that certain letter agreement, dated as of October 12, 2005, among the Company and the selling stockholders regarding the October Warrants,

(ix)	the Registration Statement; and

(x)	certain certificates of officers of the Company or public officials.

In rendering the opinion expressed below, we have assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies and the genuineness of all signatures. We have not reviewed any documents other than those identified above in connection with this opinion, and with your permission, we have not undertaken any independent investigation of any matter. We have assumed that there are no other documents or facts that are contrary to or inconsistent with the opinion expressed herein. We have further assumed, except as to actions by the Company directly relating to the Purchase Agreement and the instruments delivered by the Company at closing thereunder, that the documents reviewed by us have been duly authorized, executed and, as applicable, delivered by each of the parties thereto and that such socuments are in full force and effect.  We have also assumed that such documents set forth the entire understanding of the parties thereto with respect to the subject matter thereof and have not been amended, supplemented or otherwise modified.

Based upon and subject to the foregoing, we are of the opinion that the Shares, if and when issued upon (i) conversion of the Notes in accordance with the terms of the Notes and the Purchase Agreement; (ii) exercise of the August Warrants in accordance with the terms of the August Warrants and the Purchase Agreement; or upon (iii) exercise of the October Warrants in accordance with the terms of the October Warrants, respectively, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the Commonwealth of Pennsylvania. We have made such investigation of the law of the State of Delaware as we have considered appropriate for the purpose of rendering the opinions expressed above. This opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the caption “Legal Matters” in the Registration Statement.

Sincerely,

/s/ DILWORTH PAXSON LLP